Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Orient Paper, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2017, relating to the consolidated financial statements, and schedules of Orient Paper, Inc. and its subsidiaries and variable interest entity (collectively referred as the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO China Shu Lun Pan Certified Public Accountants LLP Shenzhen, The People’s Republic of China

February 22, 2018